Exhibit 99.1

CONTACT: AT THE COMPANY
Robert McCadden
EVP & CFO
(215) 875-0735

Heather Crowell
SVP, Corporate Communications and Investor Relations
(215) 454-1241
heather.crowell@preit.com

PREIT Reports Second Quarter 2017 Results
YTD Leasing Activity exceeds Total 2016 Activity
Opening 350,000 square feet of anchor space in balance of 2017
Progress on capital plan through executed agreements of sale for $75 million

Philadelphia, PA, August 8, 2017 - PREIT (NYSE: PEI) today reported results for the quarter and six months ended June 30, 2017. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located in the tables accompanying this release.

	Quarter Ended June 30,		Quarter Ended June 30,
(per share amounts)	2017	2016	2017	2016
Net loss per share - basic and diluted	$(0.79)	$0.06	$(0.89)	$0.03
FFO per diluted share and OP unit	$0.38	$0.42	$0.73	$0.83

FFO, as adjusted	$0.39	$0.43	$0.74	$0.85
FFO from assets sold in 2016 and 2017	—	$0.04	—	$0.10
FFO, as adjusted for assets sold	$0.39	$0.39	$0.74	$0.75

•	Same Store NOI increased by 1.6% for wholly owned properties and 0.3% for the entire portfolio, including joint venture properties, compared to prior year and in line with management expectations.

•	Same Store NOI for the quarter was impacted by $1.6 million as a result of bankruptcies and $0.3 million as a result of co-tenancy claims.

•	Sales per square foot reached $468, a 2.2% increase over the prior year.

•	Non-anchor leased space for malls was 91.9%, 190 basis points over quarter end physical occupancy.

•	Average renewal spreads for tenants under 10,000 square feet were 3.7% for the quarter and are 4.9% year-to-date through June 30, 2017.

•	Leases executed for future occupancy exceed 1 million square feet, more than double the pipeline of executed transactions as of June 30, 2016.

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•	Bank Leverage as of June 30, 2017 was 49.1%

•	Agreements of sale were executed for Logan Valley Mall, our interest in 801 Market office condominium and a land parcel at Exton Square.

•
Key anchor leases signed or opening: DICK’s Sporting Goods at Capital City, DICK’s Sporting Goods, Field & Stream and HomeGoods at Viewmont and Burlington at Magnolia will all be opening this quarter; Belk at Valley Mall signed for 2018 opening.

"We are pleased with our results for the quarter, highlighted by the performance in our wholly owned portfolio, the strong tenant demand evidenced by record leasing activity and the pace of progress on our value-creating redevelopment projects, demonstrating our success in re-shaping our portfolio,” said Joseph F. Coradino, CEO of PREIT. “It is clear that in this constantly evolving and sometimes challenging retail environment, our portfolio of high quality properties located in compelling markets is improving in spite of the headwinds.”

Primary Factors Affecting Financial Results for the Quarters Ended June 30, 2017 and June 30, 2016:

•
Net loss attributable to PREIT common shareholders was $54.7 million, or $0.79 per basic and diluted share, compared to net income attributable to PREIT common shareholders of $4.2 million, or $0.06 per basic and diluted share for the quarter ended June 30, 2016.

•
Impairment of assets of $38.4 million and $15.5 million was recognized on Logan Valley Mall and Valley View Mall, respectively, for the quarter ended June 30, 2017 compared to impairment of assets of $14.1 million recognized on Washington Crown Center in the quarter ended June 30, 2016.

•	Gains on sales of interests in real estate were $20.9 million in the quarter ended June 30, 2016 compared to losses of $0.3 million in the quarter ended June 30, 2017.

•	Same Store NOI increased to $60.2 million for the quarter ended June 30, 2017 compared to $60.0 million for the quarter ended June 30, 2016.

•	Non Same Store NOI decreased $1.8 million primarily due to properties sold in 2017 and 2016.

•
FFO, as adjusted, for the quarter was $0.39 per diluted share and OP Unit, compared to $0.43 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 was approximately $0.04 per share.

•
Interest expense decreased by $2.6 million primarily due to a decrease in our average debt balance and lower average interest rates.  The average debt balance was reduced due to the application of cash proceeds from property sales and our 2017 Series C Preferred Share Issuance. Dividends paid to preferred shareholders increased by $3.1 million.

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Primary Factors Affecting Financial Results for the Six Months Ended June 30, 2017 and June 30, 2016:

•
Net loss attributable to PREIT common shareholders was $61.3 million, or $0.89 per basic and diluted share, compared to net income attributable to PREIT common shareholders of $2.0 million, or $0.03 per basic and diluted share for the quarter ended June 30, 2016.

•
Impairment of assets of $38.4 million and $15.5 million was recognized on Logan Valley Mall and Valley View Mall, respectively, for the six months ended June 30, 2017 compared to impairment of assets of $14.1 million recognized on Washington Crown Center in the six months ended June 30, 2016.

•	Gains on sales of interests in real estate were $22.9 million in the six months ended June 30, 2016 compared to losses of $0.4 million in the six months ended June 30, 2017.

•	Same Store NOI was $119.2 million for the six months ended June 30, 2017 compared to $119.1 million for the six months ended June 30, 2016.

•	Non Same Store NOI decreased $8.8 million primarily due to properties sold in 2017 and 2016.

•
FFO, as adjusted, for the six months was $0.74 per diluted share and OP Unit, compared to $0.85 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 was approximately $0.10 per share.

•
Interest expense decreased by $6.7 million primarily due to a decrease in our average debt balance and lower average interest rates. The average debt balance was reduced due to the application of cash proceeds from property sales and our 2017 Series C Preferred Share Issuance. Dividends paid to preferred shareholders increased by $5.3 million.

All amounts referenced as primary factors affecting financial results above include PREIT’s proportionate share of partnership revenues and expenses.

Acquisitions and Dispositions
In June 2017, we sold non-operating parcels located at Beaver Valley and Valley Malls for an aggregate of $4.2 million, and recorded aggregate gains of $0.5 million.

In July 2017, the Company acquired the former Macy’s parcel at Moorestown Mall for $8.9 million. The Company also secured control of the Macy’s parcel at Plymouth Meeting Mall through a long term ground lease.

Financing Activity
In May 2017 we borrowed an additional $150.0 million on the 2014 7-Year Term Loan. As of June 30, 2017, the amount outstanding on our Term Loans is now $550.0 million in aggregate.

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Retail Operations
The following tables set forth information regarding sales per square foot and occupancy in the Company’s mall portfolio, including unconsolidated properties:

A reconciliation of portfolio sales per square foot (1) can be found below:

Comp store sales for the year ended June 30, 2016	$458
Organic sales growth	1
Impact of asset sales	9
Comp store sales for the year ended June 30, 2017	$468

(1) Based on reported sales by all comparable non-anchor tenants that lease individual spaces of less than 10,000 square feet and have occupied the space for at least 24 months.

	Leased as of:	Occupancy as of:
	June 30, 2017	June 30, 2017	June 30, 2016
Malls excluding held for sale:
Total including anchors(1)	93.9%	92.6%	93.5%
Total excluding anchors(1)	91.8%	89.9%	90.4%
Total Portfolio:
Total including anchors(1)	93.9%	92.7%	94.0%
Total excluding anchors(1)	91.7%	90.1%	91.1%
(1) Includes both consolidated and unconsolidated properties. We own a 25% to 50% interest in each of our unconsolidated properties and do not control such properties. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership.

2017 Outlook
The Company is revising its February 23, 2017 FFO guidance to give effect to employee separation expenses incurred in the second quarter of 2017 and narrowing the range, introducing guidance for FFO as adjusted to give effect to these factors and revising its estimate of GAAP earnings to give effect to asset impairment charges recorded in the second quarter of 2017, among other factors. FFO for the year ended December 31, 2017 is expected to be between $1.64 and $1.70 per diluted share; FFO as adjusted is expected to be between $1.66 and $1.72, while net loss is expected to be between $(0.89) and ($0.80). A reconciliation between GAAP net loss and FFO is as follows:

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Estimates Per Diluted Share	Lower End	Upper End
Net loss attributable to PREIT common shareholders	$(0.89)	$(0.80)
Depreciation and amortization (includes the Company’s proportionate share of unconsolidated properties), non-controlling interest and other adjustments	1.84	1.81
Asset impairments	0.69	0.69
FFO	1.64	1.70
Employee separation expenses	0.02	0.02
FFO, as adjusted	$1.66	$1.72

The guidance set forth above, does not give effect to the anticipated sales of Logan Valley Mall and an office condominium at Fashion Outlets of Philadelphia. Assuming that such sales close before the end of the third quarter, FFO and FFO as adjusted would be reduced by $0.04 per diluted share and net loss attributable to PREIT common shareholders would be increased by $0.04 per diluted share, including an estimated gain on sale of $0.06. Such gain would be excluded from FFO and FFO, as adjusted.

Our 2017 guidance is based on our current assumptions and expectations about market conditions, our projections regarding occupancy, retail sales and rental rates, and planned capital spending. Our guidance is forward-looking, and is subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. See “Forward Looking Statements” below.

Conference Call Information
Management has scheduled a conference call for 11:00 a.m. Eastern Time on Wednesday, August 9, 2017, to review the Company’s results and future outlook. To listen to the call, please dial 1-877-201-0168 (domestic toll free), or 1-647-788-4901 (international), and request to join the PREIT call, Conference ID 49107107, at least five minutes before the scheduled start time. Investors can also access the call in a "listen only" mode via the internet at the Company’s website, preit.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website. For best results when listening to the webcast, the Company recommends using Flash Player.

For interested individuals unable to join the conference call, the online archive of the webcast will also be available for one year following the call.

About PREIT
PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages quality properties in compelling markets.  PREIT’s 23 million square feet of carefully curated retail and lifestyle

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offerings mixed with destination dining and entertainment experiences are located primarily in the eastern U.S. with concentrations in the mid-Atlantic’s top MSAs.   Since 2012, the company has driven a transformation guided by an emphasis on portfolio quality and balance sheet strength driven by disciplined capital expenditures. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Rounding

Certain summarized information in the tables above may not total due to rounding.

Definitions of Non-GAAP Measures

Funds From Operations

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP) excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do. NAREIT’s established guidance provides that excluding impairment write downs of depreciable real estate is consistent with the NAREIT definition.

FFO is a commonly used measure of operating performance and profitability among REITs. We use FFO and FFO per diluted share and unit of limited partnership interest in our operating partnership (“OP Unit”) in measuring our performance against our peers and as one of the performance measures for determining incentive compensation amounts earned under certain of our performance-based executive compensation programs.

FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial

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performance measures, such as NOI. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that net income is the most directly comparable GAAP measurement to FFO.

We also present Funds From Operations, as adjusted, and Funds From Operations per diluted share and OP Unit, as adjusted, which are non-GAAP measures, for the three and six months ended June 30, 2017 and 2016, respectively, to show the effect of such items as provision for employee separation expense and loss on hedge ineffectiveness, which had a significant effect on our results of operations, but are not, in our opinion, indicative of our operating performance. We also present FFO on a further adjusted basis to isolate the impact on FFO caused by property dispositions.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. We believe that Funds From Operations, as adjusted, is helpful to management and investors as a measure of operating performance because it adjusts FFO to exclude items that management does not believe are indicative of our operating performance, such as provision for employee separation expense and loss on hedge ineffectiveness.

Net Operating Income (“NOI”)

NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our share of revenue and operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measurement to NOI.

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NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, gains on sale of interest in non operating real estate, gain on sale interest in real estate, impairment of assets, project costs and other expenses.

Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented. Non Same Store NOI is calculated using the retail properties excluded from the calculation of Same Store NOI.

Financial Information of our Unconsolidated Properties

The non-GAAP financial measures of FFO and NOI presented in this press release incorporate financial information attributable to our share of unconsolidated properties. This proportionate financial information is also non-GAAP financial information, but we believe that it is helpful information because it reflects the proportionate contribution from our unconsolidated properties that are owned through investments accounted for under GAAP using the equity method of accounting. Under such method, earnings from these unconsolidated partnerships are recorded in our statements of operations prepared in accordance with GAAP under the caption entitled “Equity in income of partnerships.”

To derive the proportionate financial information from our unconsolidated properties, we multiplied the percentage of our economic interest in each partnership on a property-by-property basis by each line item. Under the partnership agreements relating to our current unconsolidated partnerships with third parties, we own a 25% to 50% economic interest in such partnerships, and there are generally no provisions in such partnership agreements relating to special non-proportionate allocations of income or loss, and there are no preferred or priority returns of capital or other similar provisions. While this method approximates our indirect economic interest in our pro rate share of the revenue and expenses of our unconsolidated partnerships, we do not have a direct legal claim to the assets, liabilities, revenues or expenses of the unconsolidated partnerships beyond our rights as an equity owner in the event of any liquidation of such entity. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership interest. Accordingly, NOI and FFO results based on our share of the results of unconsolidated partnerships do not represent cash generated from our investments in these partnerships.

Forward Looking Statements

This press release, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking

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statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. When used, the words “anticipate,” “believe,” “estimate,” “target,” “goal,” ”expect,” “intend,” “may,” “plan,” “project,” “result,” “should,” “will,” and similar expressions, which do not relate solely to historical matters, are intended to identify  forward looking statements.  We caution investors that any forward looking statements presented in this presentation and the documents that we may incorporate by reference into this document are based on management’s beliefs and assumptions made by, and currently available to management. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years;  increases in operating costs that cannot be passed on to tenants; current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; the effects of online shopping and other uses of technology on our retail tenants;  risks related to our development and redevelopment activities; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio; our partnerships and joint ventures with third parties to acquire or develop properties; concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; changes to our corporate management team and any resulting modifications to our business strategies; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets; our substantial debt and liquidation preference of our preferred shares and our high leverage ratio; constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our principal credit agreements; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions; our short- and long-term liquidity position; potential dilution from any capital raising transactions or other equity issuances;

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and general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2016 in the section entitled “Item 1A. Risk Factors.” We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.
** Quarterly supplemental financial and operating **
** information will be available on www.preit.com **

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Selected Financial Data

STATEMENTS OF OPERATIONS (Unaudited)	Quarter Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

REVENUE:
Real estate revenue:
Base rent	$56,769	$61,243	$114,204	$128,236
Expense reimbursements	26,984	28,870	55,081	60,004
Percentage rent	326	385	630	836
Lease termination revenue	1,791	16	2,272	251
Other real estate revenue	2,540	2,225	4,647	4,868
Total real estate revenue	88,410	92,739	176,834	194,195
Other income	840	1,514	1,680	2,030
Total revenue	89,250	94,253	178,514	196,225
EXPENSES:
Operating expenses
Property operating expenses:
CAM and real estate taxes	(28,261)	(30,496)	(58,213)	(64,685)
Utilities	(4,140)	(4,137)	(7,963)	(8,463)
Other property operating expenses	(2,825)	(2,899)	(6,030)	(7,495)
Total property operating expenses	(35,226)	(37,532)	(72,206)	(80,643)
Depreciation and amortization	(32,928)	(31,662)	(64,686)	(65,397)
General and administrative expenses	(9,232)	(8,883)	(18,273)	(17,469)
Provision for employee separation expense	(1,053)	(658)	(1,053)	(1,193)
Project costs and other expenses	(85)	(243)	(397)	(294)
Total operating expenses	(78,524)	(78,978)	(156,615)	(164,996)
Interest expense, net	(14,418)	(17,067)	(29,756)	(36,413)
Impairment of assets	(53,917)	(14,118)	(53,917)	(14,724)
Total expenses	(146,859)	(110,163)	(240,288)	(216,133)
Loss before equity in income of partnerships, gains on sales of interests in real estate and gain on sale of non operating real estate	(57,609)	(15,910)	(61,774)	(19,908)
Equity in income of partnerships	4,154	4,192	7,890	8,075
(Loss) gains on sales of interest in real estate, net	(308)	20,887	(365)	22,922
Gain on sale of interests in non operating real estate	486	—	486	9
Net (loss) income	(53,277)	9,169	(53,763)	11,098
Less: net (income available) loss attributed to noncontrolling interest	5,669	(982)	5,721	(1,190)
Net (loss attributable) income available to PREIT	(47,608)	8,187	(48,042)	9,908
Less: preferred share dividends	(7,067)	(3,962)	(13,272)	(7,924)
Net (loss attributable) income available to PREIT common shareholders	$(54,675)	$4,225	$(61,314)	$1,984
Basic and diluted loss per share - PREIT (1)	$(0.79)	$0.06	$(0.89)	$0.03
Weighted average number of shares outstanding for diluted EPS	69,307	69,159	69,263	69,157
 (1)For the quarters and six months ended June 30, 2017 there are net losses, so the effect of common share equivalents is excluded from the calculation of diluted loss per share for these periods because they would be antidilutive.

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Selected Financial Data

OTHER COMPREHENSIVE INCOME (LOSS) (Unaudited)	Quarter Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
(In thousands)
Comprehensive (loss) income:
Net (loss) income	$(53,277)	$9,169	$(53,763)	$11,098
Unrealized (loss) gain on derivatives	(432)	(3,006)	1,278	(8,578)
Amortization of losses of settled swaps, net of gains	213	126	338	252
Total comprehensive (loss) income	(53,496)	6,289	(52,147)	2,772
Less: Comprehensive loss (income) attributable to noncontrolling interest	5,693	(677)	5,548	(300)
Comprehensive (loss attributable) income to PREIT	$(47,803)	$5,612	$(46,599)	$2,472

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Selected Financial Data

The following table presents a reconciliation of net income (loss) determined in accordance with GAAP to FFO attributable to common shareholders and OP Unit holders, FFO attributable to common shareholders and OP Unit holders per diluted share and OP Unit, FFO, as adjusted, attributable to common shareholders and OP Unit holders and FFO, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit, for the quarters and six months ended June 30, 2017 and 2016:

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Net (loss) income	$(53,277)	$9,169	$(53,763)	$11,098
Depreciation and amortization on real estate
Consolidated properties	32,506	31,297	63,940	64,663
PREIT’s share of equity method investments	3,026	2,584	5,592	5,018
(Losses) gains on sales of interests in real estate, net	308	(20,887)	365	(22,922)
Impairment of assets	53,917	14,118	53,917	14,724
Dividends on preferred shares	(7,067)	(3,962)	(13,272)	(7,924)
Funds from operations attributable to common shareholders and OP Unit holders	$29,413	$32,319	$56,779	$64,657
Provision for employee separation expense	1,053	658	1,053	1,193
Loss on hedge ineffectiveness	—	—	—	143
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders	$30,466	$32,977	$57,832	$65,993
Less: Funds from operations from assets sold in 2017 and 2016	(189)	(2,836)	(193)	(8,144)
Funds from operations, as adjusted for assets sold	$30,277	$30,141	$57,639	$57,849

Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.38	$0.42	$0.73	$0.83
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.39	$0.43	$0.74	$0.85
Funds from operations, as adjusted for assets sold per diluted share and OP Unit	$0.39	$0.39	$0.74	$0.75

Weighted average number of shares outstanding	69,307	69,091	69,263	69,032
Weighted average effect of full conversion of OP Units	8,313	8,327	8,313	8,333
Effect of common share equivalents	—	68	57	125
Total weighted average shares outstanding, including OP Units	77,620	77,486	77,633	77,490

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Selected Financial Data

NOI for the quarters ended June 30, 2017 and 2016:

	Same Store		Non-Same Store		Total
(In thousands)	2017	2016	2017	2016	2017	2016
NOI from Consolidated properties	$52,979	$52,131	$205	$3,076	$53,184	$55,207
NOI from equity method investments at ownership share	7,173	7,830	2,573	1,524	9,746	9,354
Total NOI	$60,152	$59,961	$2,778	$4,600	$62,930	$64,561
Less: lease termination revenue	1,827	61	35	—	1,862	61
Total NOI - excluding lease termination revenue	$58,325	$59,900	$2,743	$4,600	$61,068	$64,500

Average NOI for the six months ended June 30, 2017 and 2016:

	Same Store Net Operating Income (1)
	Net Operating Income				Excluding lease termination revenue
			Change				Change
	2017	2016	$	%	2017	2016	$	%
Quarter ended March 31	$59,094	$59,111	$(17)	—%	$58,574	$58,930	$(356)	(0.6)%
Quarter ended June 30	60,152	59,961	191	0.3%	58,325	59,900	(1,575)	(2.6)%
Average (2)	$119,246	$119,072	$174	0.1%	$116,899	$118,830	$(1,931)	(1.6)%

(1)	Includes our share of NOI from equity method investments.

(2)
Computed by averaging the Same Store NOI from the quarters ended March 31st and June 30th of 2017 and 2016. Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented.

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Selected Financial Data

The table below reconciles net (loss) income to NOI of our consolidated properties for the quarters and six months ended June 30, 2017 and 2016.

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Net (loss) income	$(53,277)	$9,169	$(53,763)	$11,098
Other income	(840)	(1,514)	(1,680)	(2,030)
Depreciation and amortization	32,928	31,662	64,686	65,397
General and administrative expenses	9,232	8,883	18,273	17,469
Employee separation expenses	1,053	658	1,053	1,193
Project costs and other expenses	85	243	397	294
Interest expense, net	14,418	17,067	29,756	36,413
Impairment of assets	53,917	14,118	53,917	14,724
Equity in income of partnerships	(4,154)	(4,192)	(7,890)	(8,075)
(Gains) losses on sales of interests in real estate, net	308	(20,887)	365	(22,922)
Gains on sales of non operating real estate	(486)	—	(486)	(9)
NOI - consolidated properties	53,184	55,207	$104,628	$113,552
Less: Non Same Store NOI	205	3,076
Same Store NOI	52,979	52,131
Less: same store lease termination revenue	1,756	16
Same Store NOI less lease termination revenue	$51,223	$52,115

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the quarters and six months ended June 30, 2017 and 2016:

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Equity in income of partnerships	$4,154	$4,192	$7,890	$8,075
Depreciation and amortization	3,026	2,584	5,592	5,018
Interest and other expenses	2,566	2,578	5,116	5,159
Net operating income from equity method investments at ownership share	9,746	9,354	$18,598	$18,252
Less: Non Same Store NOI	2,573	1,524
Same Store NOI	7,173	7,830
Less: lease termination revenue	71	45
Same Store NOI from equity method investments less lease termination revenue at ownership share	$7,102	$7,785

PREIT / 16             Pennsylvania Real Estate Investment Trust
Selected Financial Data

CONSOLIDATED BALANCE SHEETS	June 30, 2017	December 31, 2016
	(Unaudited)
(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,042,247	$3,196,529
Construction in progress	137,369	97,575
Land held for development	5,913	5,910
Total investments in real estate	3,185,529	3,300,014
Accumulated depreciation	(1,055,334)	(1,060,845)
Net investments in real estate	2,130,195	2,239,169
INVESTMENTS IN PARTNERSHIPS, at equity:	206,618	168,608
OTHER ASSETS:
Cash and cash equivalents	19,021	9,803
Tenant and other receivables (net of allowance for doubtful accounts of $6,255 and $6,236 at June 30, 2017 and December 31, 2016, respectively)	29,742	39,026
Intangible assets (net of accumulated amortization of $12,165 and $11,064 at June 30, 2017 and December 31, 2016, respectively)	18,645	19,746
Deferred costs and other assets, net	99,886	93,800
Assets held for sale	81,559	46,680
Total assets	$2,585,666	$2,616,832
LIABILITIES:
Mortgage loans payable, net	$1,036,640	$1,222,859
Term Loans, net	547,376	397,043
Revolving Facility	52,000	147,000
Tenants' deposits and deferred rent	11,280	13,262
Distributions in excess of partnership investments	60,659	61,833
Fair value of derivative liabilities	654	1,520
Liabilities related to assets held for sale	36,857	2,658
Accrued expenses and other liabilities	66,126	68,251
Total liabilities	1,811,592	1,914,426
EQUITY:	774,074	702,406
Total liabilities and equity	$2,585,666	$2,616,832

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